Exhibit 99.1

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com	For Release: Nov. 9, 2010 4:00 a.m. PST

Christi Lee Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com

QUANTUM ANNOUNCES INTENTION TO OFFER CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2015

SAN JOSE, Calif., Nov. 9, 2010 – Quantum Corp. (NYSE:QTM) announced today that it intends to commence a private placement, subject to market conditions, of $125 million aggregate principal amount of Convertible Senior Subordinated Notes due 2015 in reliance on Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible, at the option of the holders, into shares of the company’s common stock. The interest rate, conversion rate and offering price are to be determined by negotiations between the company and the initial purchasers of the notes.

In addition, Quantum expects to grant the initial purchasers of the notes an over-allotment option to purchase up to an additional $10 million aggregate principal amount of notes from the company.

Quantum intends to use the net proceeds from the private placement primarily to repay in full all amounts outstanding under its 12 percent senior subordinated term loan agreements with EMC and to use any remaining net proceeds to repay amounts owed under its senior secured credit agreement with Credit Suisse.

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Quantum Announces Intention to Offer Convertible Senior Subordinated Notes Due 2015

Nov. 9, 2010, 4:00 a.m. PST – Page 2

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Quantum and the Quantum logo are registered trademarks of Quantum Corporation. All other trademarks are the property of their respective owners.

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